Exhibit 99.1

8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Senior Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS 26 PERCENT INCREASE IN NET INCOME
FOR SECOND QUARTER OF 2004

        Evansville, Indiana, August 12, 2004 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the second quarter ended July 31, 2004. Net income for the second quarter of fiscal 2004 increased 26 percent to $1.9 million compared with net income of $1.5 million in the second quarter of fiscal 2003. Diluted earnings per share increased 25 percent to $.15 per share from $0.12 per share last year.

        Net sales for the second quarter of 2004 increased 2.7 percent to $138.1 million from $134.5 million last year. Comparable store sales decreased by 3.7 percent for the 13-week period.

         Gross profit margins for the second quarter of 2004 increased to 27.7 percent from 27.5 percent last year. Selling, general and administrative expenses, as a percentage of sales, decreased to 25.3 percent from 25.5 percent in the second quarter of 2003. New store pre-opening costs incurred in the second quarter of 2004 were $147,000, or 0.1 percent of sales, compared with $828,000, or 0.6 percent of sales last year.

        Mark Lemond, president and chief executive officer stated, "A 26 percent increase in second quarter net income resulted from higher gross profit margins, lower store opening costs, and our ability to tightly control administrative costs. Additionally, despite lower than expected sales, our merchandising group has done a good job controlling inventory and reducing the amount of clearance product in our stores."

        Net income for the first half of 2004 was $6.5 million, or $.50 per diluted share, compared with net income of $6.6 million, or $0.51 per diluted share, last year. Net sales increased 4.5 percent to $283.6 million for the first six months from sales of $271.3 million last year. Comparable store sales decreased 2.8 percent for the six-month period. Gross profit margin for the first six months of 2004 decreased to 28.5 percent from 28.7 percent last year. Selling, general and administrative expenses, as a percentage of sales, decreased to 24.6 percent in the first six months of 2004 from 24.7 percent last year. Pre-opening costs for first six months of 2004 were $876,000, or 0.3 percent of sales, as compared to $1.6 million, or 0.6 percent of sales, in the first half of 2003. Interest expense incurred in the first half of 2004 increased to $371,000 from $342,000 in the same period in 2003.

        The Company also stated that back-to-school sales have started slow and sales and gross margins for the first 10 days of August have been below expectations. Based on the uncertainty of the current sales trend, the Company does not anticipate giving earnings guidance for the third quarter until the August sales results are reported.

        During the first half of 2004, 13 new stores were opened, two of which were opened in the second quarter. An additional nine stores are expected to open in the second half of 2004. The Company expects to close two stores late in the fourth quarter of this year.

        The two stores opened during the second quarter included locations in:

City Abilene, TX Texarkana, TX	Market/Stores Abilene/1 Shreveport/1

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; and changes in the trade relations between the United States and countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 250 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

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SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 31,	August 2,	July 31,	August 2,
	2004	2003	2004	2003

Net sales	$138,130	$134,463	$283,592	$271,313
Cost of sales (including buying,
distribution and occupancy costs)	99,869	97,512	202,886	193,481

Gross profit	38,261	36,951	80,706	77,832
Selling, general and administrative
expenses	34,897	34,309	69,662	66,896

Operating income	3,364	2,642	11,044	10,936
Interest expense	178	176	371	342

Income before income taxes	3,186	2,466	10,673	10,594
Income tax expense	1,242	925	4,162	3,973

Net income	$1,944	$1,541	$6,511	$6,621

Net income per share:
Basic	$.15	$.12	$.51	$.52

Diluted	$.15	$.12	$.50	$.51

Average shares outstanding:
Basic	12,818	12,652	12,803	12,638

Diluted	13,052	13,018	13,076	12,989

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 31,	August 2,
	2004	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$12,091	$4,071	$10,190
Accounts receivable	1,191	587	1,772
Merchandise inventories	190,713	165,110	171,979
Deferred income tax benefit	1,433	1,954	909
Other	4,619	6,753	3,388

Total Current Assets	210,047	178,475	188,238
Property and equipment-net	69,018	69,246	67,701

Total Assets	$279,065	$247,721	$255,939

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$62,740	$53,181	$63,906
Accrued and other liabilities	11,345	8,208	10,806
Current portion of long-term debt	140	222	298

Total Current Liabilities	74,225	61,611	75,010
Long-term debt	32,484	21,956	27,949
Deferred lease incentives	8,009	8,033	6,992
Accrued rent	2,884	2,808	2,623
Deferred income taxes	7,867	7,544	4,440
Other	1,364	1,218	927

Total Liabilities	126,833	103,170	117,941

Total Shareholders' Equity	152,232	144,551	137,998

Total Liabilities and Shareholders' Equity	$279,065	$247,721	$255,939

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	July 31, 2004	August 2, 2003

Cash flows from operating activities:
Net income	$6,511	$6,621
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	7,256	6,808
Stock option income tax benefit	704	106
Loss on retirement of assets	61	147
Deferred income taxes	844	(539)
Other	(193)	246
Changes in operating assets and liabilities:
Accounts receivable	(604)	(854)
Merchandise inventories	(25,603)	(25,888)
Accounts payable and accrued liabilities	12,697	15,577
Other	2,131	(1,478)

Net cash provided by operating activities	3,804	746

Cash flows from investing activities:
Purchases of property and equipment	(7,088)	(11,337)
Lease incentives	392	1,936
Other	0	367

Net cash used in investing activities	(6,696)	(9,034)

Cash flows from financing activities:
Net borrowings under line of credit	10,575	12,575
Payments on capital lease obligations	(129)	(259)
Proceeds from issuance of stock	466	380

Net cash provided by financing activities	10,912	12,696

Net increase in cash and cash equivalents	8,020	4,408
Cash and cash equivalents at beginning of period	4,071	5,782

Cash and Cash Equivalents at End of Period	$12,091	$10,190